EXHIBIT 21

SIGNIFICANT SUBSIDIARIES OF DOLE FOOD COMPANY, INC.

     There are no parents of the Registrant.

     Registrant’s consolidated subsidiaries are shown below together with the percentage of voting securities owned and the state or jurisdiction of organization of each subsidiary. The names have been omitted for subsidiaries which, if considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.

		Percent of
	Jurisdiction of	Outstanding Voting
	Incorporation or	Securities Owned as of
Name of Subsidiary	Organization	December 28, 2002

Agoura, Limited	Bermuda	100%
Baltime, Limited	Bermuda	100%
Blue Anthurium, Inc.	Hawaii	100%
Bud Antle, Inc.	California	100%
Calicahomes, Inc.	California	100%
Cartones San Fernando S.A.	Chile	100%
Castle & Cooke Worldwide Limited	Hong Kong	100%
Cerulean, Inc.	Hawaii	100%
Dole Chile S.A.	Chile	100%
Dole Comercializacion, S.A.	Spain	100%
Dole Deutschland GmbH	Germany	100%
Dole Diversified, Inc.	Hawaii	100%
Dole Dried Fruit and Nut Company, a California general partnership	California	100%
Dole Europe B.V.	Netherlands	100%
Dole Europe Company	Delaware	100%
Dole Fresh Flowers, Inc.	Delaware	100%
Dole Fresh Fruit Company	Nevada	100%
Dole Fresh Fruit Europe	Germany	100%
Dole Fresh Fruit International, Limited	Liberia	100%
Dole Fresh Vegetables, Inc.	California	100%
Dole Holdings, Inc.	Nevada	100%
Dole Japan, Ltd.	Japan	100%
Dole Orland, Inc.	California	100%
Dole Philippines, Inc.	Philippines	100%
Dole Thailand Limited	Thailand	64%
Inversiones y Valores Montecristo, S.A.	Honduras	100%
La Petite d’Agen, Inc.	Hawaii	100%
M K Development, Inc.	Hawaii	100%
Muscat, Inc.	Hawaii	100%
Paul Kempowski GmbH & Co. KG	Germany	100%
Royal Packing Co.	California	100%
Saba Trading AB	Sweden	60%
Saba Trading Holding AB	Sweden	100%
Siembranueva S.A.	Ecuador	100%
Singletree Corp.	Panama	100%
Solvest, Ltd.	Bermuda	100%
Standard Fruit Company	Delaware	100%
Standard Fruit Company (Bermuda) Ltd.	Bermuda	100%
Standard Fruit Company de Costa Rica, S.A.	Costa Rica	100%